Zones Announces Financial Results for the Year and Quarter Ended December 31, 2004

AUBURN, WA -- 02/08/2005 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Sixth consecutive profitable quarter
--  2004 earnings per share increases to $0.32 compared to earnings per share of $0.11 in 2003
--  2004 net sales increased 8% year over year
Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three and twelve month periods ended December 31, 2004.

Net income for the year ended December 31, 2004 improved to $4.7 million, or $0.32 per diluted share, compared to $1.6 million, or $0.11 per diluted share, for the corresponding period a year ago. For the year ended December 31, 2004, net sales increased 7.6% to $495.6 million from $460.8 million for the corresponding period of the prior year.

The Company's fourth quarter net income was $1.3 million, or $0.09 per diluted share, compared with net income of $2.2 million, or $0.16 per diluted share, for the same quarter a year ago. Total net sales were $127.6 million in the fourth quarter of 2004 compared to $130.3 million in the fourth quarter of 2003. Fourth quarter sales declined 2.1% year over year, primarily due to a decline in inbound catalog driven sales.

The three and twelve month period ended December 31, 2003 included a settlement with the Washington State Department of Revenue, which increased net income by $1.6 million. Excluding the effect of this adjustment, on a non-generally accepted accounting principle (GAAP) basis, net loss for the year ended December 31, 2003 would have been $30,000, or $0.01 per share, compared to the twelve months ended December 31, 2004 net income of $4.7 million, or $0.32 per share. Non-GAAP net income for the quarter ended December 31, 2003 would have been $577,000, or $0.04 per share, compared to December 31, 2004 net income of $1.3 million, or $0.09 per diluted share. A reconciliation between net income on a GAAP basis and a non-GAAP basis is provided in a table immediately following the Consolidated Statement of Operations.

Firoz Lalji, President and CEO, remarked on today's announcement. "We just completed our 6th consecutive quarter of profitability and by any measure our financial performance in 2004 was outstanding. Looking ahead to 2005, we remain committed to the initiatives that were the impetus behind our 2004 success. We intend to add to the number of account executives, which we increased 20.1% during 2004, diversify our customer mix and accelerate our programs to raise our presence in the public sector market while maintaining a sharp focus on reducing our operating expenses."

Operating Highlights

Consolidated outbound sales to the small to medium sized business, large customer account and public sector markets were $115.8 million in the fourth quarter of 2004 compared to $115.2 million in the same period of 2003. Fourth quarter 2004 direct online sales increased 109.3% over the prior year, representing 20.6% of total sales. Fourth quarter 2004 outbound sales to commercial customers, which excludes public sector customers, increased 7.5% sequentially to $109.8 million from $102.2 million in the third quarter 2004.

Gross profit margins were 11.6% in the fourth quarter of 2004, representing an increase from 10.7% in the fourth quarter of 2003, as well as a sequential increase from 10.9% in the third quarter of 2004. The sequential and year over year increase in gross profit percentage is due to product mix and an improvement in related vendor programs.

We expect gross profit margins as a percent of sales to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.5% in the fourth quarter of 2004, which is flat compared with the corresponding period of the prior year, but represents an increase from 7.8% for the third quarter of 2004. This sequential increase is primarily due to the increase in salaries and benefits associated with the increase in the number of account executives.

Asset Management

The Company's balance sheet remained strong and ended the year with a cash balance of $6.5 million. Consolidated working capital was $27.0 million at December 31, 2004 compared to $20.9 million at December 31, 2003.

Net inventory increased to $17.2 million at December 31, 2004 from $11.5 million at December 31, 2003. The increase is due to on hand customer specific inventory as well as inventory supported by binding purchase orders. Trade accounts receivable increased to $55.6 million at December 31, 2004 from $52.0 million at December 31, 2003.

About Zones, Inc.

Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management's discussion of the fourth quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, February 9, 2005 at 8:30 am PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, competition, pressure on margin, variability of operating results, changing methods of distribution, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

                             ZONES, INC.
                      CONSOLIDATED BALANCE SHEETS
                           (in thousands)
                             (Unaudited)

                                   December 31,     December 31,
                                       2004             2003
                                     --------         --------
ASSETS
Current assets
  Cash and cash equivalents          $  6,457         $  5,180
  Receivables, net                     63,938           59,965
  Inventories, net                     17,221           11,487
  Prepaids                                958            1,101
  Deferred income taxes                 1,525            1,327
                                     --------         --------

     Total current assets              90,099           79,060

Property and equipment, net             3,951            4,355
Goodwill                                5,098            4,193
Deferred income tax                     3,223            5,110
Other assets                              172              167
                                     --------         --------

     Total assets                    $102,543         $ 92,885
                                     ========         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                   $ 48,372         $ 41,270
  Accrued liabilities and other         7,331            8,223
  Line of credit                        6,100            7,850
  Notes payable                         1,272              833
                                     --------         --------

     Total current liabilities         63,075           58,176

Deferred tax liability                    583                -
Notes payable, net of current portion   1,307            1,667
Deferred rent                           1,027              341
                                     --------         --------

     Total liabilities                 65,992           60,184
                                     --------         --------

Commitments and contingencies

Shareholders' equity:
  Common stock                         38,695           39,590
  Accumulated deficit                  (2,144)          (6,889)
                                     --------         --------

     Total shareholders' equity        36,551           32,701
                                     --------         --------

     Total liabilities &
      shareholders' equity           $102,543         $ 92,885
                                     ========         ========

                                   ZONES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                For the three months  For the twelve months
                                  ended December 31,    ended December 31,
                                   2004       2003       2004       2003
                                 --------   --------   --------   --------

Net sales                        $127,620   $130,337   $495,563   $460,772
Cost of sales                     112,792    116,393    438,426    410,078
                                 --------   --------   --------   --------

  Gross profit                     14,828     13,944     57,137     50,694
Selling, general and
 administrative expenses           10,871     11,054     42,284     43,252
Advertising expense                 1,864      1,290      7,082      6,597
State tax adjustment                    -     (2,143)         -     (2,103)
                                 --------   --------   --------   --------

  Income from operations            2,093      3,743      7,771      2,948
                                 --------   --------   --------   --------

Other expense:                         98        142        314        379

Income before income taxes          1,995      3,601      7,457      2,569
Provision for income taxes            687      1,396      2,805      1,001
                                 --------   --------   --------   --------

  Net income                     $  1,308   $  2,205   $  4,652   $  1,568
                                 ========   ========   ========   ========

  Basic earnings per share       $   0.10   $   0.16   $   0.34   $   0.11
  Shares used in computation of
   basic earnings per share        13,415     13,624     13,549     13,644
                                 ========   ========   ========   ========

  Diluted earnings per share     $   0.09   $   0.16   $   0.32   $   0.11
  Shares used in computation of
   diluted earnings per share      14,526     13,873     14,469     13,739
                                 ========   ========   ========   ========

                            ZONES, INC.
        RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME
                          (in thousands)
                           (unaudited)

This information is being provided to allow for comparisons of the
Company's net income without the impact of the state tax adjustment.

                              For the three months   For the twelve months
                                ended December 31,     ended December 31,
                               2004        2003        2004         2003
                             ---------  ---------    ---------   ---------

GAAP net income              $   1,308  $   2,205    $   4,652   $   1,568

State tax adjustment
 (after tax)
   Advertising revenue               -        316           -          315
   Audit adjustment                  -      1,312           -        1,283
                             ---------  ---------    ---------   ---------
                                     -      1,628            -       1,598
                             ---------  ---------    ---------   ---------
Non-GAAP net income          $   1,308  $     577    $   4,652   $     (30)
                             =========  =========    =========   =========

                               Operating Highlights
                                 Supplemental Data

                              Three months ended     Twelve months ended
                            12/31/2004  12/31/2003  12/31/2004  12/31/2003
                            ----------  ----------  ----------  ----------
Operating Data
 Number of orders              105,328     121,518     421,836     473,098
 Average order size              1,242       1,078       1,195         949
 Direct web net sales       26,282,000  12,555,000  65,289,000  36,308,000
 Sales force, end of period        281         234         281         234

Average Productivity
  (annualized)
 Per Account Executive*      1,817,000   2,228,000   1,764,000   1,808,000
 Per Employee                  879,000     989,000     853,000     874,000

 *AE Productivity excludes
  sales and headcount from
  former major customer.

Product Mix (% of sales)
 Notebook & PDAs                  13.4%       12.8%       14.7%       14.8%
 Desktops & Servers               25.1%       23.0%       21.3%       20.9%
 Software                         14.1%       13.5%       16.8%       13.7%
 Storage                           9.1%       10.7%        8.7%       10.7%
 NetComm                           4.0%        4.7%        4.4%        5.4%
 Printers                         10.2%       10.4%        9.6%        8.9%
 Monitors & Video                 10.1%        9.4%       10.3%        9.6%
 Memory & Processors               5.2%        6.0%        5.0%        5.9%
 Accessories & Other               8.8%        9.5%        9.2%       10.1%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000